SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Section 240.14a-12
EXCO RESOURCES, INC. (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

Filed by EXCO Resources, Inc. Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934.

May 9, 2003

Holders of 5% Convertible Preferred Stock
of EXCO Resources, Inc.

Ladies and Gentlemen:

        This notice is sent to you pursuant to Section 6(g) of the Statement of Designation of 5% Convertible Preferred Stock of EXCO Resources, Inc. ("EXCO"). Please be advised that EXCO will take a record of the holders of its common stock and its 5% convertible preferred stock for the purpose of determining the holders thereof entitled to vote on a proposal to approve the Agreement and Plan of Merger dated March 11, 2003 among EXCO, EXCO Holdings Inc. and ER Acquisition, Inc. (the "Merger Agreement"). EXCO will be mailing to you definitive proxy materials which will describe the proposed merger and Merger Agreement in more detail.

        1.     The record date will be the close of business on or around June 3, 2003.

        2.     If the Merger Agreement is approved by the requisite vote of EXCO's shareholders at the Special Meeting of Shareholders to be held on or around July 3, 2003 and the conditions to the consummation of the merger under the Merger Agreement are satisfied or waived, the effective date of the merger contemplated under the Merger Agreement is expected to be on or around July 8, 2003.

        3.     If the merger is completed, then EXCO will mail instructions for surrendering your EXCO stock certificates in exchange for the cash merger consideration described in EXCO's definitive proxy statement to be filed with the Securities and Exchange Commission (the "SEC") and mailed to holders of EXCO stock.

        EXCO is not soliciting your vote on the merger pursuant to this notice. This notice is being mailed to holders of EXCO 5% convertible preferred stock pursuant to Section 6(g) of the Statement of Designation governing the 5% convertible preferred stock.

        We reserve the right to modify any of the dates set forth in numbered paragraphs 1 or 2 above depending upon regulatory clearances and satisfaction of conditions to closing of the Merger Agreement. EXCO will advise you of any change in these dates through the dissemination of a press release and the filing of said press release with the SEC.

        You are advised to read EXCO's definitive proxy statement to be filed with the SEC and mailed to you in connection with the proposed transaction because it will contain important information. Investors and securityholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by EXCO and the purchaser with the SEC at the SEC's web site at www.sec.gov. The proxy statement and such other documents relating to EXCO may also be obtained for free by contacting EXCO's Chairman, Doug Miller, or EXCO's President, Ted Eubank, at EXCO's headquarters, 6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206, telephone number (214) 368-2084.

        There can be no assurance that the merger described in this notice will be completed.

        EXCO, its directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies from EXCO's shareholders in connection with the transaction. Information regarding such persons and their interests in EXCO is contained in EXCO's proxy statements and annual reports on Form 10-K filed with the SEC. Additional information regarding those persons and their interests in the merger may be obtained by reading the proxy statement relating to the proposed merger when it becomes available.

Very truly yours,

/s/ DOUGLAS H. MILLER

Douglas H. Miller
Chairman and Chief Executive Officer